                                                                     EXHIBIT 4.4


                                   MTL, INC.
                            AMENDMENT SETTING FORTH
               THE PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS
               OF THE 13.75% SENIOR EXCHANGEABLE PREFERRED STOCK

________________________________________________________________________________

                      Pursuant to Section 607.0602 of the
                       Florida Business Corporation Act
________________________________________________________________________________


          MTL, Inc. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Articles of Incorporation, and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, said Board of Directors, by unanimous written consent dated as of August 25, 1998, duly approved and adopted the following amendment (the "Amendment") to the Corporation's Articles of Incorporation:

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation's Articles of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 13.75% Senior Exchangeable Preferred Stock, par value $.01 per share, with a stated value of $100.00 per share, consisting initially of an aggregate of 105,000 shares, having the preferences, limitations and relative rights set forth in the Articles of Incorporation and in this Amendment as follows:

          (a)  Designation.  There is hereby created out of the authorized and
               -----------
unissued shares of preferred stock of the Corporation a class of preferred stock, designated as the "13.75% Senior Exchangeable Preferred Stock." The 13.75% Senior Exchangeable Preferred Stock is hereby referred to as the "Exchangeable Preferred Stock." The number of shares constituting Exchangeable Preferred Stock shall be 250,000. 105,000 shares of the Exchangeable Preferred Stock shall be initially issued, with an aggregate of 145,000 additional shares reserved for issuance in accordance with paragraph (c)(i) hereof. The liquidation preference of the Exchangeable Preferred Stock shall be $100.00 per share.

          (b)  Rank.  The Exchangeable Preferred Stock shall, with respect to
               ----
dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of preferred stock of the Corporation established by the Board of Directors, the terms of which do not expressly provide that it ranks senior or on a parity with the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); and (ii) subject to certain
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conditions, on a parity with each other class of preferred stock of the
Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock");

          (c)  Dividends.
               ---------

          (i) The Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 13.75% of the liquidation preference per share of the Exchangeable Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on December 15, 1998, to Holders of record on each Dividend Record Date immediately preceding the relevant Dividend Payment Date, provided that if any dividend
                                                   --------
     payable on any Dividend Payment Date on or before September 15, 2001 is not paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional shares of Exchangeable Preferred Stock (including fractional shares) (calculated by dividing (x) the amount of the cash dividend payable to each holder of record of the Exchangeable Preferred Stock on the basis of all shares held of record by such Holder, whether evidenced by one or more certificates, by (y) $100.00), on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. After September 15, 2001, all dividends shall be paid in cash. Each dividend shall be payable to Holders of record of the Exchangeable Preferred Stock as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

          (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

          (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

          (v) No full dividends may be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If full dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the
              --- ----
     Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

          (vi)      (A)    Holders of shares of the Exchangeable Preferred Stock
     shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock

               (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the Holders of Junior Stock or dividends on Acquired Preferred Stock), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than Acquired Preferred Stock) unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of such dividends or payments on such Junior Stock.

               (C) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

          (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months.

          (d)  Liquidation Preference.
               ----------------------

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the Holders of any of the Junior Stock, including, without limitation, Common Stock of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all other Parity Stock, then the Holders of all such shares shall share equally and ratably in any such distribution of assets in proportion to the full liquidation preference and amounts of accumulated but unpaid dividends to which each is entitled until such liquidation preferences and dividends are paid in full. The Holders of outstanding shares of Exchangeable Preferred Stock and all other Parity Stock shall not be entitled to any further participation in any distribution of assets of the Corporation after payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which such Holders are entitled.

          (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

          (e)  Redemption.

          (i)       Optional Redemption.
                    -------------------

The Corporation may, at the option of the Board of Directors, redeem at any time on or after September 15, 2003, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the twelve-month period commencing on September 15 of each of the years set forth below:


                      2003......................  106.88%

                      2004 and thereafter.......  103.44%

                      2005 and thereafter.......  100.00%


               (A) In addition to the foregoing paragraph (e)(i)(A), prior to September 15, 2003, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem in whole, or in part, from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Exchangeable Preferred Stock, at a redemption price of 113.75% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date (the "Cash Proceeds Redemption Price"). In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Corporation shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

          (ii)      Mandatory Redemption. On September 15, 2006, the Corporation
                    --------------------
     shall redeem (subject to the legal availability of funds therefor) in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

          (iii)     Procedures for Redemption. (A) At least thirty (30) days and
                    -------------------------
     not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, the Corporation shall send written notice (the "Redemption Notice") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such
                                     --------
     notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

               (1)   whether the redemption is pursuant to paragraph (e)(i)(A),
          (e)(i)(B) or (e)(ii);

               (2) the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be;

               (3) in the case of an optional redemption pursuant to (e)(i)(A) or (e)(i)(B) hereof, whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

               (4)   the date fixed for redemption;

               (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his/her certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

               (6) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be.

               (B) Each Holder of Exchangeable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, the Cash Proceeds Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate, and all rights of the Holders of such shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been
               --------  -------
     given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the Redemption Date) shall have been segregated and irrevocably set apart by the Corporation, in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

               (D)   In the event of a redemption pursuant to paragraph
     (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

          (f)  Voting Rights.
               -------------

          (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Florida law or as set forth in paragraphs (ii),
     (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

          (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be
                      --------  -------
     necessary in connection with the authorization of the issuance of Exchangeable Preferred Stock to satisfy dividend payments in lieu of cash on outstanding shares of Exchangeable Preferred Stock.

               (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Amendment so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the then outstanding shares of Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (C) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Exchange Indenture for the Exchange Debentures in the form as executed on the Effective Date (the "Exchange Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

          (ii) (A) If (1) after September 15, 2001, cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default") or (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on September 15, 2006, then in the case of any of clauses (1) or (2) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class (together with the Holders of any Parity Stock having similar voting rights), to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1) or (2) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class (together with the Holders of any Parity Stock having similar voting rights), shall have the exclusive right to elect the lesser of two directors or 25% of the number of members constituting the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

               (B) The right of the Holders of Exchangeable Preferred Stock voting separately and as one class (together with the Holders of any Parity Stock then having similar rights) to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the Holders of Capital Stock (other than the Exchangeable Preferred Stock or Parity Stock having similar voting rights) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Corporation and shall be held at the place for holding the annual meetings of shareholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

               (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in Person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall be required to constitute a quorum of such Exchangeable Preferred Stock.

               (D) Any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) may be filled by the remaining directors elected by the Holders of Exchangeable Preferred Stock and Holders of such Parity Stock unless and until such vacancy shall be filled by the Holders of Exchangeable Preferred Stock and Holders of such Parity Stock.

          In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Florida law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

          (g)  Exchange.
               --------

          (i)       Requirements.  The outstanding shares of Exchangeable
                    ------------
     Preferred Stock are exchangeable in whole but not in part, at the option of the Corporation at any time on any Dividend Payment Date for the Corporation's 13.75% Subordinated Exchange Debentures due 2006 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Exchange Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on
                         --------
     or prior to the Exchange Date (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture, no default or event of default (each as defined in the New Credit Facility) would exist under the New Credit Facility and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; and (iv) the Exchange Indenture has been qualified under the TIA, if such qualification is required at the time of exchange. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock. Exchange Debentures issued in exchange for Exchangeable Preferred Stock shall be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible and also will be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided that the Corporation may pay cash in lieu of issuing an Exchange
     --------
     Debenture in a principal amount less than $1,000.

          (ii)     Procedure for Exchange.
                   ----------------------

               (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, the Corporation shall send written notice (the "Exchange Notice") by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give
                                            --------
     such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the

     Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

               (1)  the date fixed for exchange;

               (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his/her certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

               (3)  that dividends on the shares of Exchangeable Preferred
          Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and

               (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

               (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

               (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Corporation and the Debenture Trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the Debenture Trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as shareholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or Holders of such Exchange Debentures as of the Exchange Date.

          (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

          (h)    Conversion or Exchange.  The Holders of shares of Exchangeable
                 ----------------------
Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

          (i)    Reissuance of Exchangeable Preferred Stock. Shares of
                 ------------------------------------------
Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Florida) have the status of authorized but unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, provided
                                                                    --------
that any issuance or reissuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

          (j)    Business Day.  If any payment, redemption or exchange shall be
                 ------------
required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          (k)    Definitions.  As used in this Amendment, the following terms
                 -----------
shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Acquired Preferred Stock" means the preferred stock of CLC acquired
           ------------------------
on the effective date, and by operation, of the Merger and the preferred stock of a Person of any of its Subsidiaries at the time such Person becomes a Subsidiary which will remain outstanding after the Merger of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation unless issued in connection with a tax-advantaged asset acquisition.

          "Affiliate" means, with respect to any specified Person, any other
           ---------
Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

          "Board of Directors" shall have the meaning ascribed to it in the
           ------------------
first paragraph of this Resolution.

          "Board Resolution" means, with respect to any Person, a copy of a
           ----------------
resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

          "Business Day" means any day that is not a Saturday, a Sunday or a day
           ------------
on which banking institutions in New York, New York are required to be closed.

          "Capital Stock" means (i) with respect to any Person that is a
           -------------
corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

          "Commission" means the Securities and Exchange Commission.
           ----------

          "Common Stock" of any Person means any and all shares, interests or
           ------------
other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such common stock.

          "Continuing Directors" means, as of any date of determination, any
           --------------------
member of the Board of Directors of the Corporation who (i) was a member of such Board of Directors on the first day of the two-year period immediately preceding such date of determination or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Principal or its Affiliates or was nominated by the Principal or its Affiliates or any designees of the Principal or its Affiliates on the Board of Directors.

          "Debenture Trustee" means Wilmington Trust Company, the trustee under
           -----------------
the Exchange Indenture.

          "Disqualified Capital Stock" means that portion of any Capital Stock
           --------------------------
which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date of the mandatory redemption of the Exchangeable Preferred Stock.

          "Dividend Payment Date" means September 15, December 15, March 15 and
           ---------------------
June 15 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter,
           ---------------
each Quarterly Dividend Period.

          "Dividend Record Date" means September 1, December 1, March 1 and June
           --------------------
1 of each year.

          "Effective Date" means August 28, 1998, the date the first share of
           --------------
Exchangeable Preferred Stock is issued.

          "Exchangeable Preferred Stock" shall have the meaning ascribed to it
          ------------------------------
in paragraph (a) hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
or any successor statute or statutes thereto.

          "Exchange Date" means a date on which shares of Exchangeable Preferred
           -------------
Stock are exchanged by the Corporation for Exchange Debentures.

          "Exchange Debentures" shall have the meaning ascribed to it in
           -------------------
paragraph (g) hereof.

          "Exchange Indenture" shall mean the indenture dated as of August 28,
           ------------------
1998 by and between the Corporation and Wilmington Trust Company, as Trustee governing the Exchange Debentures, if issued.

          "Exchange Notice" shall have the meaning ascribed to it in paragraph
           ---------------
(g) hereof.

          "Fair market value" means, with respect to any asset or property, the
           -----------------
price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Corporation acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Corporation delivered to the Transfer Agent.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Effective Date. Except as otherwise set forth herein, all ratios and computations based on GAAP contained in this Amendment shall be computed in conformity with GAAP applied on a consistent basis.

          "Holder" means a holder of shares of Exchangeable Preferred Stock as
           ------
reflected in the stock books of the Corporation.

          "Indenture" means the indenture, governing the Notes and the Exchange
           ---------
Notes.

          "Initial Dividend Period" means the dividend period commencing on the
           -----------------------
Issue Date and ending on the next succeeding Dividend Payment Date.

          "Issue Date" means, with respect to each share of Exchangeable
           ----------
Preferred Stock, the date of original issuance of such share.

          "Merger" means the merger of Chemical Leaman Corporation ("CLC") with
           ------
and into a subsidiary of the Corporation on the Effective Date pursuant to the Agreement and Plan of Merger ("Merger Agreement") among Palestra Acquisition Corp., CLC and the shareholders of CLC dated as of June 23, 1998 as amended by Amendment No. 1 to the Merger Agreement dated as of July 27, 1998, and Amendment No. 2 to the Merger Agreement dated as of August 25, 1998.

          "Person" means an individual, partnership, limited liability company,
           ------
unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          "Principal" means Apollo Management L.P. and its Affiliates.
           ---------

          "Public Equity Offering" means an underwritten public offering of
           ----------------------
Qualified Capital Stock of the Corporation, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

          "Qualified Capital Stock" means any Capital Stock that is not
           -----------------------
Disqualified Capital Stock.

          "Quarterly Dividend Period" shall mean the quarterly period commencing
           -------------------------
on each March 15, June 15, September 15 and December 15 and ending on the day preceding the next succeeding Dividend Payment Date, respectively.

          "Redemption Date," with respect to any shares of Exchangeable
           ---------------
Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are to be redeemed by the Corporation.

          "Redemption Notice" shall have the meaning ascribed to it in paragraph
           -----------------
(e) (iii) hereof.

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
successor statute or statutes thereto.

          "Subsidiary", with respect to any Person, means (i) any corporation of
           ----------
which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

          "TIA" shall mean the Trust Indenture Act of 1939, as amended.
           ---

          "Transfer Agent" shall mean Wilmington Trust Company.
           --------------

          "Voting Rights Triggering Event" shall have the meaning ascribed to it
           ------------------------------
in paragraph (f)(iv) hereof.

          IN WITNESS WHEREOF, said MTL has caused this Amendment to be signed by Charles J. O'Brien, Jr., its President and Chief Executive Officer, this 27th day of August, 1998.


                              MTL Inc.



                              By:_______________________________
                                 Name:  Charles J. O'Brien Jr.
                                 Title: President and Chief
                                        Executive Officer